UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): February 21, 2006

RAYTHEON COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-13699	95-1778500
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

870 Winter Street Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 522-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The discussion set forth below in Item 5.02 is hereby incorporated by reference into this Item 1.01.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On February 22, 2006, Raytheon Company announced the appointment of David C. Wajsgras, 46, as Senior Vice President and Chief Financial Officer, effective March 13, 2006. Mr. Wajsgras replaces Biggs C. Porter, who served as acting Chief Financial Officer since April 2005. Mr. Porter will continue to serve as Vice President and Controller of the Company.

Prior to being appointed Chief Financial Officer of the Company, Mr. Wajsgras most recently served as Executive Vice President and Chief Financial Officer of Lear Corporation since August 2005. From January 2002 to August 2005, he served as Senior Vice President and Chief Financial Officer of Lear Corporation. He joined Lear in September 1999 as Vice President and Controller. Mr. Wajsgras is a director of 3Com Corporation and serves as Chairman of 3Com’s Audit and Finance Committees.

The terms of Mr. Wajsgras’ employment arrangement, terminable by the Company at will, include an annual base salary and a target Results-Based Incentive award, a restricted stock award, a restricted stock unit award under the Company’s Long-Term Performance Plan, and perquisites and benefits generally available to other Company executives. The Company also will enter into a Change in Control Severance Agreement with Mr. Wajsgras pursuant to which Mr. Wajsgras will be entitled to three times his annual base salary plus bonus in the event that he is terminated other than for cause within two years of a change in control of the Company. The foregoing summary of Mr. Wajsgras’ compensation arrangement is qualified in its entirety by the Letter Agreement with Mr. Wajsgras which is filed herewith as Exhibit 10.1.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Exhibit 99.1     Press Release of Raytheon Company dated February 22, 2006

Exhibit 10.1     Letter Agreement dated February 21, 2006 between Raytheon Company and David C. Wajsgras

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 27, 2006

RAYTHEON COMPANY

By: /s/ Jay B. Stephens

        Jay B. Stephens

        Senior Vice President and General Counsel